UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 29, 2021

Cognition Therapeutics, Inc.

(Exact name of registrant as specified in its charter)

Delaware	2836	13-4365359
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

2500 Westchester Ave. Purchase, NY	10577
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (412) 481-2210

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol	Name of Exchange on Which Registered
Common Stock, par value $0.001 per share	CGTX	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Increase in the Number of Directors on the Board of Directors and Appointment of Ellen B. Richstone as Class I Director

Effective November 1, 2021, the board of directors (the “Board”) of Cognition Therapeutics, Inc. (the “Company”) approved an increase to the number of directors on the Board from six (6) to seven (7) directors (the “Board Increase”).

Effective November 1, 2021, in connection with the Board Increase, the Board appointed Ellen B. Richstone to serve as a Class I member of the Board, with an initial term expiring at the Company’s 2022 annual meeting of stockholders.

Concurrent with her appointment to the Board as a Class I director, the Board appointed Ms. Richstone to its Audit Committee and Nominating and Corporate Governance Committee. Ms. Richstone will serve as the Audit Committee’s chair and qualifies as an “audit committee financial expert” under applicable Securities and Exchange Commission rules.

Ms. Richstone, age 70, served as the Chief Financial Officer of several public and private companies between 1989 and 2012, including Rohr Aerospace, a Fortune 500 company. From 2002 to 2004, Ms. Richstone was the President and Chief Executive Officer of the Entrepreneurial Resources Group. From 2004 until its sale in 2007, Ms. Richstone served as the financial expert on the board of directors of American Power Conversion, an S&P 500 company. Ms. Richstone currently serves on the board of directors of Superior Industries International, Inc., Orion Energy Systems, Inc., and eMagin Corporation. Ms. Richstone was also previously a member of the board of directors of BioAmber from May 2014 to November 2018; Parnell Pharmaceutical from December 2015 to December 2016; and Eveywhere Global from November 2014 to June 2015. She also sits on the board of the National Association of Corporate Directors (NACD) in New England, as well as other non-profit organizations, and became a NACD Leadership Fellow in January 2018. In April 2013, Ms. Richstone was given the first annual Distinguished Director Award from the Corporate Directors Group. Ms. Richstone graduated from Scripps College in Claremont, California and holds graduate degrees from the Fletcher School of Law and Diplomacy at Tufts University. Ms. Richstone also completed the Advanced Professional Certificate in Finance at New York University’s Graduate School of Business Administration and attended the Executive Development program at Cornell University’s Business School. Ms. Richstone holds an Executive Master’s Certification in director governance from the American College of Corporate Directors.

The Board has determined that Ms. Richstone is independent under applicable Nasdaq listing rules. No family relationships exist between Ms. Richstone and any of the Company’s directors or other executive officers. There are no arrangements or understandings between Ms. Richstone and any other person pursuant to which Ms. Richstone was selected as a director, nor are there any transactions to which the Company is or was a participant and in which Ms. Richstone had or will have a direct or indirect material interest subject to disclosure under Item 404(a) of Regulation S-K.

In connection with Ms. Richstone’s appointment, the Board granted her an option to purchase 16,670 shares of the Company’s common stock, par value $0.001 per share (“Common Stock”) under the Company’s 2021 Equity Incentive Plan (the “Appointment Option”). The Appointment Option will vest monthly over a period of thirty-six (36) months, subject to Ms. Richstone’s continuous service with the Company. The Appointment Options have an exercise price equal to $12.10 (the closing price of the Company’s Common Stock on the Nasdaq Global Market on November 1, 2021).

In accordance with the Company’s non-employee director compensation program, Ms. Richstone will receive an annual base retainer of $35,000, $15,000, and $4,000 for her service on the Board, as chair of the Audit Committee, and as a member of the Nominating and Corporate Governance Committee, respectively. Ms. Richstone will also receive an annual award of 8,335 options to purchase Common Stock under the Company’s 2021 Equity Incentive Plan. Such annual options will vest in full on the first anniversary of the date of grant, subject to Ms. Richstone’s continuous service with the Company.

Notice of Resignation by Mark H. Breedlove as Director

On October 29, 2021, Mark H. Breedlove notified the Board that he intends to resign as a member of the Board, effective December 31, 2021. Mr. Breedlove’s decision to resign was not the result of any disagreement with the Company, any matter related to the Company’s operations, policies or practices, the Company’s management, or the Company’s Board. The Board accepted Mr. Breedlove’s resignation notice.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COGNITION THERAPEUTICS, INC.
Date: November 3, 2021
	By:	/s/ Lisa Ricciardi
	Name:	Lisa Ricciardi
	Title:	President and Chief Executive Officer